Exhibit 99.1

FOR IMMEDIATE RELEASE

FAIRPOINT REPORTS RESULTS FOR THE FOURTH QUARTER OF 2005;

INCREASES CUMULATIVE CASH AVAILABLE FOR DIVIDENDS BY 29%

CHARLOTTE, N.C. (February 21, 2006) – FairPoint Communications, Inc. (NYSE:FRP) (“FairPoint” or the “Company”) today announced its financial results for the fourth quarter ended December 31, 2005. The Company announced that it generated $18.9 million of Cash Available for Dividends (as defined herein) during the fourth quarter compared to dividends paid during the quarter of $13.8 million and it increased its Cumulative Cash Available for Dividends (as defined herein) to $23.0 million at December 31, 2005, up from $17.8 million at September 30, 2005, an increase of 29%. Additional highlights for the fourth quarter included:

•

Revenues for the fourth quarter of 2005 increased $6.1 million or 9.6% over the fourth quarter of 2004. Excluding the impact of operations acquired in 2005, revenues increased $3.5 million or 5.5% compared to the fourth quarter of 2004.

•	Adjusted EBITDA (as defined herein) for the fourth quarter of 2005 was $37.6 million versus $35.6 million for the same period last year.
•	Earnings per share on a fully diluted basis for the fourth quarter of 2005 were $0.23 compared to a loss per share on a fully diluted basis of ($1.14) in the fourth quarter of 2004.
•	High speed data (“HSD”) penetration increased to 18.6% of voice access lines as of December 31, 2005, compared to 14.5% as of December 31, 2004.
•

At December 31, 2005, access line equivalents (voice access lines and HSD subscribers, which include DSL, cable modem and wireless broadband) totaled 288,899 compared to 274,934 at December 31, 2004. Excluding acquired lines, access line equivalents increased 1.2%, primarily due to an increase in HSD subscribers.

“FairPoint improved its dividend payout ratio in the fourth quarter and carried forward a strong Cumulative Cash Available for Dividend balance.” said Gene Johnson, Chairman and CEO of FairPoint. “The Board of Directors has indicated its intention to continue paying the quarterly dividend at the current level for 2006.  We believe our results clearly indicate that we entered 2006 with strong financial and operational foundations to support continued growth.  I want to thank the entire FairPoint team for their continued ‘customer-first’ focus.  Their hard work will continue to help our Company grow and provide opportunities for increased shareholder value.”

Results for the three month period ended December 31, 2005

Consolidated revenues for the three months ended December 31, 2005 were $69.9 million, an increase of $6.1 million or 9.6% compared to the three months ended December 31, 2004. Excluding the impact of operations acquired in 2005, revenues increased $3.5 million or 5.5% compared to the fourth quarter of the prior year. This increase of $3.5 million, excluding acquisitions, is primarily the result of an increase in interstate revenue of $1.7 million, an increase in long distance revenue of $1.1 million, an increase in data and Internet services revenue of $0.7 million and an increase in local service revenue of $0.6 million. These increases were partially offset by a decrease in intrastate access revenue of $0.9 million.

The increase in interstate revenue is due to the recognition of $2.4 million of additional revenue from NECA in the fourth quarter of 2005 related to the settlement of over-earnings reserves for the 2003-2004 regulatory earnings period. Long distance revenue increased primarily as a result of increases in the number of subscribers and minutes of use in addition to improved product and bundles pricing. Data and Internet services revenue increased primarily as the number of HSD subscribers, excluding acquisitions, increased by more than 9,300 from December 31, 2004. Local service revenue increased due to an increase in local service rates in Maine and the continued rollout of new bundled packages. Intrastate access revenue continued to decline due to lower minutes of use combined with intrastate rate reductions implemented in Maine.

Operating expenses (excluding depreciation and amortization and stock-based compensation) decreased $1.4 million or 3.7% compared to the third quarter of 2005 but increased $4.1 million or 12.7% compared to the fourth quarter of 2004. In comparison to the third quarter of 2005, the primary driver of the decrease was a reduction in bad debt expense of $0.5 million and a reduction in consulting expenses of $0.6 million. In comparison to the fourth quarter of last year, the $4.1 million increase includes approximately $1.4 million of expenses related to the operations of the companies acquired during 2005. In addition, this increase was driven by an increase in billing expenses of $0.8 million, an increase in legal expenses of $0.7 million, an increase in salaries and benefits of $0.5 million and an increase in long distance and HSD cost of goods sold of $0.5 million. The increase in billing expense is partially a result of conversion expenses and an increase in costs related to on-going billing processes. Depreciation and amortization expense decreased $0.1 million and stock based compensation increased by $0.8 million for the three months ended December 31, 2005 compared to the same period in 2004.

Income from operations increased $1.3 million to $19.4 million for the three months ended December 31, 2005 compared to $18.1 million for the three months ended December 31, 2004. This increase was principally driven by the increases in revenues noted above.

Earnings per share on a fully diluted basis were $0.23 for the three months ended December 31, 2005, compared to a loss per share on a fully diluted basis of ($1.14) for the same period in 2004. This improvement primarily results from the Company’s recapitalization completed on February 8, 2005 associated with the Company’s initial public offering, which substantially de-leveraged the Company and provided a decrease in interest expense and consequently an improvement in earnings.

Adjusted EBITDA for the three months ended December 31, 2005 was $37.6 million, compared to Adjusted EBITDA of $35.6 million for the same period in the prior year.

Cash Available for Dividends of $18.9 million was generated during the three months ended December 31, 2005, up from $12.6 million generated in the three months ended September 30, 2005.

Results for the twelve month period ended December 31, 2005

Consolidated revenues for the twelve months ended December 31, 2005 were $262.8 million, an increase of $10.2 million or 4.0% compared to the twelve months ended December 31, 2004. Excluding the impact of acquisitions, revenues for the twelve months ended December 31, 2005 grew $4.5 million or 1.8% compared to the twelve months ended December 31, 2004. Revenue growth was the result of increases in data and Internet services revenue and long distance revenue as well as positive non-recurring interstate revenue settlement adjustments related to prior years, which offset expected decreases in Universal Service Fund (“USF”) revenue and intrastate access revenue.

Operating expenses (excluding depreciation and amortization and stock-based compensation) increased $12.3 million or 9.6% for the twelve months ended December 31, 2005 compared to 2004. The increase in operating expenses is due primarily to an increase in consulting fees of $1.8 million primarily related to preparation for compliance with Section 404 of the Sarbanes-Oxley Act, an increase in expenses related to HSD and long distance services of $2.3 million principally due to an increase in HSD and long distance subscribers, a $3.0 million increase in expenses related to the Berkshire Telephone Corporation (“Berkshire”) and Bentleyville Communications Corporation (“Bentleyville”) acquisitions, an increase in bad debt expense of $1.4 million and an increase in billing expenses of $2.0 million. The increases in bad debt expense and billing expenses were primarily associated with the Company’s CSG Systems, Inc. (“CSG”) billing conversion project. Depreciation and amortization expense increased $2.1 million, of which $1.0 million related to the acquired companies, and stock based compensation increased $2.3 million for the twelve months ended December 31, 2005 compared to the same period in 2004.

Income from operations decreased $6.5 million to $67.0 million for the twelve months ended December 31, 2005, driven principally by the increase in expenses noted above and the increased percentage of lower margin unregulated revenues in the total business mix due to HSD and long distance revenue growth.

Earnings per share on a fully diluted basis were $0.91 for the twelve months ended December 31, 2005, compared to a loss per share on a fully diluted basis of ($2.50) for the same period in 2004. This improvement is primarily the result of the Company’s recapitalization completed on February 8, 2005 associated with the Company’s initial public offering, which substantially de-leveraged the Company and provided a decrease in interest expense and consequently an improvement in earnings. Also impacting financial results in 2005 was the repurchase of the Company’s series A preferred stock and high yield debt as part of the recapitalization, which resulted in significant one-time charges. The income tax benefit of $83.1 million is primarily the result of the recognition of deferred tax benefits of $66.0 million from the reversal of the deferred tax valuation allowance that resulted from the Company’s expectation of generating future taxable income following the recapitalization.

Adjusted EBITDA for the twelve months ended December 31, 2005 was $134.8 million, excluding one-time transaction expenses of approximately $87.7 million incurred in connection with the Company’s recapitalization, compared to Adjusted EBITDA of $141.2 million for the same period in the prior year. Distributions from investments decreased $4.2 million in the twelve months ended December 31, 2005 compared to the twelve months ended December 31, 2004, which contributed to the decrease in Adjusted EBITDA. Distributions for the twelve months ended December 31, 2004 included a one-time distribution of $2.5 million related to the sale of a cellular partnership interest and an extra $1.8 million distribution from the Company’s Orange County Poughkeepsie Limited Partnership in 2004.

Cumulative Cash Available for Dividends was $23.0 million as of December 31, 2005, up from $17.8 million at September 30, 2005.

Operational highlights

•	Total HSD subscribers increased by 2,263 in the fourth quarter of 2005 to 45,283 at December 31, 2005. Penetration increased to 18.6% of voice access lines compared to 14.5% at the end of 2004.
•	DSL average revenue per subscriber (“ARPU”) was $40.60 for the fourth quarter of 2005. The Company’s DSL ARPU has remained fairly consistent throughout 2005.
•	At the end of the fourth quarter of 2005, DSL penetration was 16.8% of voice access lines, compared to 13.3% at the end of the fourth quarter of last year.
•

In November 2005, the Company announced that it had reached a settlement with its current billing service provider (CSG) pursuant to which the Company will receive total compensation of $5.1 million from CSG. The settlement called for CSG to pay $4.0 million in cash and the Company no longer has to pay a $1.1 million liability owed to CSG.

•

As a result of the settlement with CSG, the Company also announced that it had selected a new billing service provider. The Company will convert all of its companies to the Customer Master platform offered by the Mid America Computer Corporation. The conversion of all companies currently on the CSG platform, approximately 17 of our 28 operating companies, is expected to be complete by the middle of 2006 with the remainder of the companies expected to be converted by early 2007 at a total cost estimated to be approximately $5.5 million.

•

Interstate long distance penetration as of December 31, 2005 increased to 44.5% of voice access lines compared to 38.3% at the end of the fourth quarter of 2004 and 42.3% at September 30, 2005, primarily as a result of the Company’s continuing efforts to sell a voice bundled offering consisting of local voice, long distance and enhanced calling services.

•

Total access line equivalents were 288,899 as of December 31, 2005, representing a decrease of 2,173 or 0.7% from September 30, 2005. Total access line equivalents as of December 31, 2005 increased 5.1% compared to December 31, 2004 and increased 1.2% excluding lines acquired in 2005. Historically, in the fourth quarter access line losses are greater as the Company loses certain access lines in its northern territories for seasonal reasons.

•

Voice access lines, excluding acquired lines, decreased during the fourth quarter of 2005 by 1.9% to 233,990 compared to September 30, 2005 and decreased 2.5% for the full year. This decline was partially the result of an increase in non-pay disconnects in the fourth quarter of 2005. The Company disconnected approximately 2,000 voice access lines, net of reconnects, as a result of non-pay in the fourth quarter. In addition, historically, the Company experiences access line losses in the fourth quarter in its northern territories for seasonal reasons.

Access Line Equivalents

	12/31/2005	9/30/2005	12/31/2004	% change 12/31/04 to 12/31/05
Access lines, excluding acquired lines:
Voice access lines(1)	233,990	238,426	240,110	(2.5%)
HSD subscribers	44,128	41,865	34,824	26.7%
Subtotal: Access line equivalents	278,118	280,291	274,934	1.2%

Access lines acquired in last twelve months(2):
Voice access lines	9,626	9,626	-	-
HSD subscribers	1,155	1,155	-	-
Subtotal: Access line equivalents	10,781	10,781	-	-

Total access line equivalents	288,899	291,072	274,934	5.1%

(1)

As previously disclosed, a delay in non-pay disconnects earlier in the year resulted in a higher number of non-pay disconnects in the third and fourth quarters as the Company returned to a more normal collections process. In the fourth quarter, the Company recorded non-pay disconnects, net of reconnects, of approximately 2,000 voice access lines.

(2)

Represents voice access lines and HSD subscribers at the date of acquisition. Any change in access lines subsequent to the acquisition are reflected in access lines, excluding acquired lines. The Company completed the acquisition of Berkshire in the second quarter of 2005 and the acquisition of Bentleyville in the third quarter of 2005.

Cash Available for Dividends

The following table illustrates the Cash Available for Dividends generated during the twelve months ended December 31, 2005 on an actual basis and on a pro forma basis to give effect to the recapitalization as if it had occurred on January 1, 2005. Dividends are subject to declaration by FairPoint’s board of directors and compliance with Delaware law and the terms of FairPoint’s credit facility.

Twelve Months Ended December 31, 2005
(in thousands)
	Actual	Pro Forma

Adjusted EBITDA (1)	$134,835	$134,835

Less:
Scheduled principal repayments	858	858
Cash interest expense	42,200	36,853
Capital expenditures and other	28,142	28,142
Cash income taxes	309	309

Cash Available for Dividends (1)	$63,326	$68,673

(1)

Adjusted EBITDA and Cash Available for Dividends are non-GAAP financial measures (i.e., they are not measures of financial performance under generally accepted accounting principles) and should not be considered in isolation or as a substitute for consolidated statements of operations and cash flows data prepared in accordance with GAAP. For definitions of and additional information regarding Adjusted EBITDA and Cash Available for Dividends, and a reconciliation of such measures to the most comparable financial measures calculated in accordance with GAAP, please see Non-GAAP Financial Measures below and review the attachments to this press release.

Notwithstanding the amount of Cash Available for Dividends for the twelve months ended December 31, 2005, the Company’s credit facility contains a covenant that limits its ability to pay cash dividends on its common stock to the amount of Cumulative Cash Available for Dividends that accumulates from April 1, 2005 through the end of the Company’s most recent fiscal quarter for which financial statements are available and a compliance certificate has been delivered (which, as of December 31, 2005, was the quarter ended September 30, 2005) Under this covenant, as of December 31, 2005, the Company had Cumulative Cash Available for Dividends of $17.8 million, from which it paid a dividend on January 18, 2006 of $13.8 million, resulting in a carryover of $4.0 million of Cumulative Cash Available for Dividends. In addition to this $4.0 million carryover, based on the Company’s financial performance through December 31, 2005 as described in this earnings release, the Company generated an additional $18.9 million of Cash Available for Dividends and as a result expects to have approximately $23.0 million of Cumulative Cash Available for Dividends from which to declare and pay its next dividend. Cash Available for Dividends corresponds to the term “Available Cash” in the Company’s credit facility and Cumulative Cash Available for Dividends corresponds to the term “Cumulative Distributable Cash” in the Company’s credit facility.

Outlook

The Company estimates that full year capital expenditures in 2006 will be approximately $28 to $30 million. This estimate of capital expenditures includes the anticipated capital costs of the MACC billing conversion and the anticipated capital expenditures related to the previously announced pending acquisition of Cass County Telephone. The Company estimates that interest expense for 2006 will be $36 to $38 million. This estimate takes into account the pending Cass County Telephone acquisition and the pending sale of our investment in Southern Illinois Cellular Corp.

Conference Call and Webcast

As previously announced, FairPoint will host a conference call and simultaneous webcast to discuss its fourth quarter results at 8:30 a.m. EST on February 21, 2006. Participants should call (888) 253-4456 (US/Canada) or (706) 643-3201 (International) and request the FairPoint Communications call. A telephonic replay will be available for anyone unable to participate in the live call. To access the replay, call (800) 642-1687 and enter the confirmation code 4868243. The recording will be available from Tuesday, February 21, 2006 at 1:00 p.m. through Tuesday, February 28, 2006 at 11:59 p.m. (EST).

A live broadcast of the earnings conference call will be available via the Internet at www.fairpoint.com under the Investor Relations section. An online replay will be available beginning at 1:00 p.m. (EST) on February 21, 2006 and remain available for one year. During the conference call, representatives of FairPoint may discuss and answer one or more questions concerning FairPoint’s business and financial matters. The responses to these questions, as well as other matters discussed during the conference call, may contain information that has not been previously disclosed.

Non-GAAP Financial Measures

EBITDA (as defined herein), Adjusted EBITDA and Cash Available for Dividends are non-GAAP financial measures (i.e., they are not measures of financial performance under generally accepted accounting principles) and should not be considered in isolation or as a substitute for consolidated statements of operations and cash flows data prepared in accordance with GAAP. In addition, the non-GAAP financial measures used by FairPoint may not be comparable to similarly titled measures of other companies. For definitions of and additional information regarding EBITDA, Adjusted EBITDA and Cash Available for Dividends, and a reconciliation of such measures to the most comparable financial measures calculated in accordance with GAAP, please see the attachments to this press release.

FairPoint believes EBITDA is useful to investors because EBITDA is commonly used in the telecommunications industry to analyze companies on the basis of operating performance, liquidity and leverage. FairPoint believes EBITDA allows a standardized comparison between companies in the industry, while minimizing the differences from depreciation policies, financial leverage and tax strategies.

Certain covenants in FairPoint’s credit facility contain ratios based on Adjusted EBITDA and the restricted payment covenant in FairPoint’s credit facility regulating the payment of dividends on its common stock is based on Adjusted EBITDA. If FairPoint’s Adjusted EBITDA were to decline below certain levels, covenants in FairPoint’s credit facility that are based on Adjusted EBITDA may be violated and could cause, among other things, a default in such credit facility, or result in FairPoint’s inability to pay dividends on its common stock.

FairPoint believes Cash Available for Dividends is useful to investors as a means to evaluate FairPoint’s ability to pay dividends on its common stock. However, FairPoint is not required to use such cash to pay dividends and any dividends are subject to declaration by FairPoint’s board of directors and compliance with Delaware law and the terms of its credit facility.

While FairPoint uses these non-GAAP financial measures in managing and analyzing its business and financial condition and believes they are useful to its management and investors for the reasons described above, these non-GAAP financial measures have certain shortcomings. In particular, Adjusted EBITDA does not represent the residual cash flows available for discretionary expenditures, since items such as debt repayment and interest payments are not deducted from such measure. FairPoint’s management compensates for the shortcomings of these measures by utilizing them in conjunction with their comparable GAAP financial measures.

The information in this press release should be read in conjunction with the financial statements and footnotes contained in FairPoint’s documents to be filed with the Securities and Exchange Commission.

About FairPoint

FairPoint is a leading provider of communications services to rural communities across the country. Incorporated in 1991, FairPoint’s mission is to acquire and operate telecommunications companies that set the standard of excellence for the delivery of service to rural communities. Today, FairPoint owns and operates 28 rural local exchange companies (RLECs) located in 17 states, offering an array of services, including local and long distance voice, data, Internet and broadband offerings.

Forward Looking Statements

This press release may contain forward-looking statements that are not based on historical fact, including without limitation, statements containing the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions. Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward-looking statements. Such factors include those risks described from time to time in FairPoint’s filings with the Securities and Exchange Commission, including, without limitation, the risks described in FairPoint’s most recent Annual Report on Form 10-K on file with the Securities and Exchange Commission. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. All information is current as of the date this press release is issued, and FairPoint undertakes no duty to update this information. FairPoint’s results for the year ended December 31, 2005 are subject to the completion and filing with the Securities and Exchange Commission of its Annual Report on Form 10-K for such period.

Source: FairPoint Communications, Inc. www.fairpoint.com

Investor Contact: Brett Ellis (866) 377-3747, bellis@fairpoint.com

Media Contact: Jennifer Sharpe (704) 227-3629, jsharpe@fairpoint.com

# # #

Attachments

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets

	December 31	December 31,
	2005	2004
	(unaudited)
	(Dollars in thousands)
Assets
Current assets:
Cash	$5,083	3,595
Accounts receivable, net	34,985	30,203
Other	9,200	6,805
Deferred income tax, net	2,054	—
Assets of discontinued operations	90	102
Total current assets	51,412	40,705
Property, plant, and equipment, net	242,617	252,262
Investments	39,808	37,749
Goodwill	481,343	468,508
Deferred income tax, net	74,296	—
Deferred charges and other assets	18,663	19,912
Total assets	$908,139	819,136

Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
Accounts payable	$12,030	14,184
Dividends payable	13,789	—
Current portion of long-term debt	677	524
Demand notes payable	338	382
Accrued interest payable	288	16,582
Other accrued liabilities	20,808	15,972
Liabilities of discontinued operations	2,495	2,262
Total current liabilities	50,425	49,906
Long-term liabilities:
Long-term debt, net of current portion	606,748	809,908
Preferred shares subject to mandatory redemption	—	116,880
Liabilities of discontinued operations	—	1,580
Deferred credits and other long-term liabilities	4,108	12,667
Total long-term liabilities	610,856	941,035
Minority interest	10	11
Common stock subject to put options	—	1,136
Stockholders' equity (deficit):
Common stock	350	94
Additional paid-in capital	590,129	198,519
Unearned compensation	(6,475)	—
Accumulated deficit	(342,634)	(371,565)
Accumulated other comprehensive income, net	5,478	—
Total stockholders' equity (deficit)	246,848	(172,952)
Total liabilities and stockholders' equity (deficit)	$908,139	819,136

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)
	Three months ended		Twelve months ended
	December 31,		December 31,
	2005	2004	2005	2004
	(Dollars in thousands)

Revenues	$69,934	63,807	262,843	252,645
Operating expenses:
Operating expenses, excluding depreciation
and amortization and stock-based
compensation	36,500	32,400	141,075	128,755
Depreciation and amortization	13,327	13,411	52,390	50,287
Stock-based compensation	691	(84)	2,350	49
Total operating expenses	50,518	45,727	195,815	179,091
Income from operations	19,416	18,080	67,028	73,554
Other income (expense):
Net gain (loss) on sale of investments and
other assets	188	344	(11)	104
Interest and dividend income	829	1,005	2,499	2,335
Interest expense	(9,832)	(26,617)	(46,416)	(104,315)
Impairment of investments	(1,200)	(349)	(1,200)	(349)
Equity in net earnings of investees	3,134	2,970	11,302	10,899
Realized and unrealized losses on
interest rate swaps	—	—	—	(112)
Other nonoperating, net	—	(5,951)	(87,746)	(5,951)
Total other expense	(6,881)	(28,598)	(121,572)	(97,389)
Income (loss) from continuing operations before
income taxes	12,535	(10,518)	(54,544)	(23,835)
Income tax benefit (expense)	(4,819)	(237)	83,096	(516)
Minority interest in income of subsidiaries	—	(1)	(2)	(2)
Income (loss) from continuing operations	7,716	(10,756)	28,550	(24,353)
Income from discontinued operations	380	—	380	671
Net income (loss)	$8,096	(10,756)	28,930	(23,682)

Weighted average shares outstanding:
Basic	34,550	9,468	31,927	9,468
Diluted	34,571	9,468	31,957	9,468

Basic and diluted earnings (loss) from
continuing operations per share	$0.22	(1.14)	0.89	(2.57)
Basic and diluted earnings from discontinued
operations per share	$0.01	—	0.02	0.07

Basic and diluted earnings (loss) per share	$0.23	(1.14)	0.91	(2.50)

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Twelve months ended
	December 31,
	2005	2004
	(Dollars in thousands)
Cash flows from operating activities:
Net income (loss)	$28,930	(23,682)
Adjustments to reconcile net income (loss) to net cash provided by operating activities of continuing operations:
Income from discontinued operations	(380)	(671)
Dividends and accretion on shares subject to mandatory	2,362	20,181
redemption
Loss on preferred stock subject to mandatory redemption	9,899	—
Provision for uncollectible revenue	3,245	1,718
Deferred income taxes	(84,208)	—
Amortization of debt issue costs	1,859	4,603
Depreciation and amortization	52,390	50,287
Loss on early retirement of debt	77,847	—
Impairment of assets	1,200	349
Minority interest in income of subsidiaries	2	2
Income from equity method investments	(11,302)	(10,899)
Other non cash items	2,056	5,013
Changes in assets and liabilities arising from operations:
Accounts receivable and other current assets	(2,527)	(3,157)
Accounts payable and accrued expenses	(19,399)	1,868
Income taxes	(363)	(138)
Other assets/liabilities	71	501
Total adjustments	32,752	69,657
Net cash provided by operating activities of
continuing operations	61,682	45,975
Cash flows from investing activities of continuing operations:
Acquisitions of telephone properties, net of cash acquired	(25,690)	(225)
Acquisition of investments	(12)	—
Net capital additions	(27,401)	(35,961)
Distributions from investments	10,859	15,017
Net proceeds from sales of investments and other assets	175	328
Other, net	(738)	(145)
Net cash used in investing activities of continuing operations	(42,807)	(20,986)
Cash flows from financing activities of continuing operations:
Net proceeds from issuance of common stock	431,921	—
Debt issue and offering costs	(8,975)	(7,750)
Proceeds from issuance of long-term debt	699,959	178,550
Repayments of long-term debt	(905,675)	(193,761)
Repurchase of preferred and common stock	(129,281)	(1,005)
Payment of fees and penalties associated with early retirement of
long term debt	(61,037)	—
Payment of deferred transaction fee	(8,445)	—
Proceeds from exercise of stock options	184	—
Dividends paid to common stockholders	(35,298)	—
Net cash provided by (used in) financing activities of
continuing operations	(16,647)	(23,966)
Net cash contributed from continuing operations to
operating activities of discontinued operations	(740)	(3,031)
Net increase in cash	1,488	(2,008)
Cash, beginning of period	3,595	5,603
Cash, end of period	$5,083	3,595

                         FAIRPOINT COMMUNICATIONS, INC.

                   Non-GAAP Financial Measures Reconciliation

         For the Three and Twelve Months Ended December 31, 2005 and 2004

                                                      Three Months Ended         Three Months Ended
                                                           12/31/05                   12/31/04
                                                      ------------------          -----------------
                                                                (Dollars in Thousands)

Net cash provided by (used in) operating activities
    from continuing operations                      $            22,857         $           13,117
Adjustments:
    Depreciation and amortization                               (13,327)                   (13,411)
    Other non-cash items                                        (15,707)                    (9,776)
    Changes in assets and liabilities arising from
      continuing operations, net of acquisitions                 13,893                       (686)
                                                      ------------------          -----------------
Income from continuing operations                                 7,716                    (10,756)
Adjustments:
    Interest expense                                              9,832                     26,617
    Provision for income taxes                                    4,819                        237
    Depreciation and amortization                                13,327                     13,411
                                                      ------------------          -----------------
EBITDA                                                           35,694                     29,509
Adjustments:
    Net (gain) loss on sale of investments and other assets        (188)                      (344)
    Impairment of investments                                     1,200                        349
    Equity in earnings of investee                               (3,134)                    (2,970)
    Distributions from investments                                3,550                      3,207
    Non-cash stock based compensation                               691                        (84)
    Write-off of cost associated  with an abandoned
      offering of Income Deposit Securities                           -                      5,951
    Other non-cash item                                            (212)
    Deferred patronage dividends                                     (9)                       (40)
                                                      ------------------          -----------------
Adjusted EBITDA                                     $            37,592         $           35,578
                                                      ==================          =================
Less:
    Scheduled principal payments                                    157                      4,873
    Cash interest expense (adjusted for
      amortization, swap interest and dividend and
      accretion on series A preferred stock)                      9,433                     20,221
    Capital expenditures and other                                9,523                     13,915
    Cash income taxes                                              (458)                       237
                                                      ------------------          -----------------
Cash Available for Dividends                        $            18,937         $           (3,668)
                                                      ==================          =================

===================================================================================================

                                                     Twelve Months Ended         Twelve Months Ended
                                                           12/31/05                   12/31/04
                                                      ------------------          -----------------

Net cash provided by operating activities of continuing
  operation                                                      61,682         $           45,975
Adjustments:
    Depreciation and amortization                               (52,390)                   (50,287)
    Dividends and accretion on shares subject to mandatory
      redemption                                                 (2,362)                   (20,181)
    Other non-cashsitemsmpensation, net of forfeitures             (598)                      (786)
    Changes in assets and liabilities arising from continuing
      operations, net of acquisitions                            22,218                        926
                                                      ------------------          -----------------
Income (loss) from continuing operations                         28,550                    (24,353)
Adjustments:
    Interest expense                                             46,416                    104,315
    Provision for income taxes                                  (83,096)                       516
    Depreciation and amortization                                52,390                     50,287
                                                      ------------------          -----------------
EBITDA                                                           44,260                    130,765
Adjustments:
    Net (gain) loss on sale of investments and other assets          11                       (104)
    Impairment on investments                                     1,200                        349
    Equity in earnings of investee                              (11,302)                   (10,899)
    Distributions from investments                               10,859                     15,017
    Realized and unrealized losses on interest rate swaps             -                        112
    Loss on early retirement of debt                             77,847                          -
    Loss on redemption of preferred stock                         9,899                          -
    Non-cash stock based compensation                             2,350                         49
    Write-off of cost associated  with an abandoned
      offering of Income Deposit Securities                                                  5,951
    Other non-cash item                                            (212)
    Deferred patronage dividends                                    (77)                       (84)
                                                      ------------------          -----------------
Adjusted EBITDA                                     $           134,835         $          141,156
                                                      ==================          =================
Less:
    Scheduled principal payments                                    858                     25,872
    Cash interest expense (adjusted for
      amortization, swap interest and dividend
      and accretion on series A preferred stock)                 42,200                     80,579
    Capital expenditures and other                               28,142                     36,492
    Cash income taxes                                               309                        516
                                                      ------------------          -----------------
Cash Available for Dividends                        $            63,326         $           (2,303)
                                                      ==================          =================

"EBITDA"  means  net  income  (loss)  before  income  (loss)  from  discontinued
operations, interest expense, income taxes, and depreciation and amortization.

"Adjusted  EBITDA" for any period is defined in FairPoint's  credit  facility as
(i) the sum of Consolidated  Net Income (which is defined in FairPoint's  credit facility and includes distributions from investments), plus the following to the extent deducted from Consolidated Net Income: provision for taxes,  consolidated interest  expense,  depreciation,  amortization,  losses on sales of assets  and other  extraordinary  losses, and certain other non-cash items, each as defined, minus  (ii)  gains on sales of  assets  and  other  extraordinary  gains and all non-cash items increasing Consolidated Net Income for the period.

"Cash  Available for  Dividends"  means  Adjusted  EBITDA less (i) cash interest expense (adjusted for amortization, swap interest and dividends and accretion on series A preferred stock),  (ii) scheduled  principal  payments on indebtedness,
(iii) capital  expenditures,  (iv) investments,  (v) cash income taxes, and (vi)
non-cash items excluded from Adjusted EBITDA and paid in cash, plus (i) the cash amount of any  extraordinary  gains and gains realized on asset sales other than in the  ordinary  course of  business,  and (ii) cash  received  on  account  of non-cash gains or non-cash income excluded from Adjusted EBITDA.

                         FAIRPOINT COMMUNICATIONS, INC.

     Sequential Financial Information for the Quarters ending December 31,
         September 30, June 30 and March 31, 2005 and December 31, 2004

($ thousands)                                                      Three Months Ended  Three Months Ended   Three Months Ended   Three Months Ended   Three Months Ended
                                                                    December 31,2005   September 30, 2005      June 30, 2005        March 31, 2005    December 31, 2004
                                                                  ------------------   ------------------   ------------------   ------------------   ------------------
Consolidated Results:
    Revenues:
       Local calling services                                  $             16,919 $             16,586  $            15,982 $             15,617 $             15,828
       USF - high cost loop support                                           5,189                5,045                4,707                4,796                5,042
       Interstate access revenue                                             20,627               17,697               20,083               16,880               18,236
       Intrastate access revenue                                             10,165               10,227                9,534               10,083               10,509
       Long distance services                                                 5,694                5,694                4,798                4,682                4,508
       Data and internet services                                             6,409                6,230                5,937                5,592                5,504
       Other services                                                         4,931                4,559                4,165                4,015                4,180
                                                                  ------------------   ------------------   ------------------   ------------------   ------------------
    Total revenues                                                           69,934               66,038               65,206               61,665               63,807
    Operating expenses                                                       50,518               51,417               48,427               45,453               45,727
                                                                  ------------------   ------------------   ------------------   ------------------   ------------------
    Income from operations                                                   19,416               14,621               16,779               16,212               18,080
    Other income (expense) (1)                                               (6,881)              (6,927)              (7,660)            (100,104)             (28,598)
                                                                  ------------------   ------------------   ------------------   ------------------   ------------------
    Earnings (loss) from continuing
          operations before income taxes                                     12,535                7,694                9,119              (83,892)             (10,518)
    Income taxes (2)                                                         (4,819)              (3,504)              (3,515)              94,934                 (237)
    Minority interest in income of subsidiaries                                   -                   (1)                  (1)                   -                   (1)
    Income from discontinued operations                                         380                    -                    -                    -                    -
                                                                  ---------------------------------------   ------------------   ------------------   ------------------
    Net income (loss)                                          $              8,096  $             4,189  $             5,603 $             11,042 $            (10,756)
                                                                  =======================================   ==================   ==================   ==================

Cash Available for Dividends
Adjusted EBITDA                                                $             37,592  $            31,018  $            33,806 $             32,419 $             35,578
Less:
    Scheduled principal payments (4)                                            157                  155                  124                  422                4,873
    Cash interest expense (adjusted for amortization, swap interest and
       dividend and accretion on series A preferred stock)                    9,433                9,663                9,203               13,901               20,221
    Capital expenditures and other                                            9,523                8,355                5,230                5,034               13,915
    Cash income taxes                                                          (458)                 292                  237                  238                  237
                                                                  ---------------------------------------   ------------------   ------------------   ------------------
Cash Available for Dividends                                   $             18,937  $            12,553  $            19,012 $             12,824 $             (3,668)
                                                                  =======================================   ==================   ==================   ==================

Cumulative Cash Available for Dividends (5)
Beginning Balance                                              $             17,800  $            19,012  $                 -
Add:
    Cash Available for Dividends generated during the quarter                18,937               12,553               19,012
Less:
    Dividends declared and/or paid after July 30, 2005                      (13,765)             (13,765)                   -
                                                                  ---------------------------------------   ------------------
Cumulative Cash Available for Dividends                        $             22,972  $            17,800  $            19,012
                                                                  =======================================   ==================

    Other information:
    Gross property, plant and equipment                        $            760,221 $            752,872  $           730,170 $            706,848 $            702,995
    Capital expenditures                                                      9,325                8,256                5,002                4,819               12,100
    Interest expense (adjusted for amortization
       and swap interest)                                                     9,433                9,663                9,203               13,901               20,221
    Access line equivalents (3)                                             288,899              291,072              287,723              276,167              274,934
       Residential access lines                                             188,206              192,149              192,643              186,640              187,526
       Business access lines                                                 55,410               55,903               54,170               52,610               52,584
       High Speed Data subscribers                                           45,283               43,020               40,910               36,917               34,824

          DSL subscribers                                                    40,939               39,035               37,621               33,889               31,876
          Other HSD subscribers (Wireless and Cable modems)                   4,344                3,985                3,289                3,028                2,948

Footnotes:

(1) Other expense during 2005 includes $77.8 million loss on early retirement of debt and $9.9 million loss on repurchase of preferred stock.

(2) Income tax benefit for the three months ended March 31, 2005 includes  $28.9 million  associated  with current  period loss and $66.0  million due to the recognition  of deferred  tax benefits  from the  reversal of the  valuation allowance.

(3) In the first  quarter of 2005,  access  line  equivalents  were  restated to include wireless and cable modems.  In addition,  previous periods have been restated to reflect an additional 836 voice lines which our audit  processes determined were not properly included in the 2004 reports.

(4) Scheduled  principal  payments  do not include  repayment  of long term debt associated  with the  Company's  bank  refinancing  completed on February 8,
    2005.

(5) Cumulative  Cash Available for Dividends  means the amount of Cash Available for  Dividends  generated  beginning on April 1, 2005 less (i) the aggregate amount of dividends  paid after July 30, 2005 and (ii) the aggregate  amount of investments  made after April 1, 2005 using such cash, plus the aggregate amount of  distributions  received from such  investments (not to exceed the amount originally invested).